INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp, Inc. Declares Dividend
INDIANA, Pa. - January 24, 2024 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, approved a $0.33 per share cash dividend on January 24, 2024. This is an increase of $0.01, or 3.13 percent, compared to a cash dividend of $0.32 in the same period in the prior year. The annualized yield using the January 23, 2024 closing price of $33.97 is 3.89 percent. The dividend is payable February 22, 2024 to shareholders of record on February 8, 2024.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.5 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. S&T Bank was recently named by Forbes as a 2023 Best-in-State Bank. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.